Exhibit 99.1

FOR IMMEDIATE RELEASE

CSI COMPRESSCO LP ANNOUNCES

MANAGEMENT CHANGE

THE WOODLANDS, Texas, July 25, 2019 / PRNewswire / - CSI Compressco LP (“CSI Compressco”) (NASDAQ: CCLP) announced the resignation, effective July 22, 2019, of Owen A. Serjeant as President of CSI Compressco and as a director of CSI Compressco GP Inc., the general partner of CSI Compressco.  Mr. Serjeant’s resignation was to address personal matters.

Brady Murphy, the Chairman of the Board of the General Partner and President, Chief Executive Officer and a director of TETRA Technologies, Inc., will continue to serve as interim President of CSI Compressco until a replacement is appointed.

Mr. Murphy stated, “Owen has made positive contributions to CSI Compressco during his tenure and we wish him the best going forward.”  Mr. Murphy continued, “CSI Compressco continues to be backed by a very strong management team and we continue to be pleased with the performance of and outlook for the Partnership.”

About CSI Compressco

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage.  CSI Compressco's compression and related services business includes a fleet of more than 5,700 compressor packages providing approximately 1.17 million in aggregate horsepower, utilizing a full spectrum of low, mid and high horsepower engines.  CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression and related services in Mexico.  CSI Compressco's equipment sales business includes the fabrication and sale of standard compressor packages and custom-designed compressor packages designed and fabricated primarily at our facility in Midland, Texas.  CSI Compressco's aftermarket business provides compressor package reconfiguration and maintenance services, as well as the sale of compressor package parts and components manufactured by third-party suppliers.  CSI Compressco's customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina.  CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

This news release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). CSI Compressco's distributions to foreign investors are subject to federal tax withholding at the highest applicable effective tax rate.  Nominees are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

SOURCE CSI Compressco LP

For further information: Elijio Serrano, CFO, CSI Compressco LP., The Woodlands, Texas, Phone: 281.367.1983, Fax: 281.364.4346, www.csicompressco.com